Exhibit 10.1

March 17, 2014

Mr. Robert M. Davis

Dear Rob,

On behalf of Merck & Co., Inc. (“Merck” or the “Company”) and its subsidiary Merck Sharp & Dohme Corp. ("MSD"), it is my pleasure to extend to you this offer of employment with MSD in the position of Executive Vice President & Chief Financial Officer (the "Position"), subject to approval of your appointment by the Board of Directors of the Company. This letter will supersede the February 27, 2014 offer letter.

In the Position, you will report to me, will be a member of my Executive Committee and will be an Officer of Merck (as defined in Section 16 of the Securities Exchange Act of 1934). The Position will be based at our corporate headquarters, which is currently in Whitehouse Station, New Jersey and is expected to be moved to Kenilworth, New Jersey in late 2014.

Our offer is subject to the contingencies set forth below. We anticipate a start date on or about April 28, 2014 (“Start Date”).

Our offer includes the following:

Total Compensation

Base Salary: You will be paid a gross annual base salary of $950,000, which will be paid on a bi-weekly basis ($36,539 per pay period less applicable withholdings and deductions). Your salary will be reviewed annually.

Executive Incentive Plan: You will be eligible to participate in the Executive Incentive Plan (EIP) as it applies to similarly situated MSD employees, subject to the terms of the plan. The target bonus for performance year 2014 for the Position is 95% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any, will be determined based on Company performance as well as an assessment of your individual performance. To be eligible for an EIP award, you must have at least 90 days of active service in the plan year and remain actively employed through the end of the plan year.

Long-Term Incentive (LTI) Program: You will be eligible for consideration for annual grants of stock-based incentives under the Incentive Stock Plan on terms applicable to similarly situated MSD employees. For Executive Committee members, annual grants generally include a mix of non-qualified stock options and performance share units (PSUs), with the number and proportion of shares covered by such incentives determined by the Compensation and Benefits Committee of the Board of Directors of Merck (the “Committee”). For illustrative purposes, a typical annual target grant for your position is valued at approximately $3,500,000. Currently, annual grants of Merck stock options vest in equal installments over three years and PSUs are subject to a 3-year performance period. The distribution of shares in connection with PSUs is dependent on continued employment

Robert M. Davis
March 17, 2014

with the company and is further contingent on the attainment of specified performance goals. Please note that the terms and conditions of any future grants may change from time to time. The specific terms and conditions of your grants will be provided to you shortly after the time the grants are made.

Based on your job level within the Company, you will be covered by Merck's stock ownership guidelines. The guidelines are intended to reinforce our philosophy concerning “ownership” and, in a concrete way, quantify our expectations concerning ownership of Merck stock. Based on your job level within the Company, the guidelines provide that you should acquire Merck stock, over time, equal in value to three (3) times your annual base salary. Importantly, the LTI program – and the retention of shares earned in connection therewith – is intended to facilitate the acquisition of shares. Also, there is currently no time frame by which you will be required to achieve the multiple of salary ownership level.

Sign-On Incentives

Sign-On Bonus: You will be eligible to receive a total sign-on bonus in the amount of $5,000,000, less applicable payroll deductions and withholdings (“Sign-on Bonus”), subject to and in accordance with the terms set forth below.

The Sign-on Bonus will be payable in three installments as follows: (i) $2,500,000 (less applicable payroll deductions and withholdings) will be payable on or about your first regularly scheduled payday following your start date (“First Installment”); (ii) $1,250,000 (less applicable payroll deductions and withholdings) will be payable on or about the first regularly scheduled payday following the first year anniversary of your start date provided that you are still employed by Merck or one of Merck & Co., Inc.’s subsidiaries as of such date (“Second Installment”); and (iii) $1,250,000 (less applicable payroll deductions and withholdings) will be payable on or about the first regularly scheduled payday following the second year anniversary of your start date provided that you are still employed by Merck or one of Merck & Co., Inc.’s subsidiaries as of such date (“Third Installment”) (individually and “Installment;” collectively, the "Installments").

Your right to receive an Installment is conditioned on your continued employment by MSD or a Merck subsidiary on the date the Installment is due. If, however, MSD or Merck terminates your employment for reasons other than Cause (as defined below) prior to the due date of an Installment, then any such Installment will remain payable in accordance with the original payment schedule as if your employment had continued through the due date.

You will be required to repay each and any paid Installment in the event that your employment with MSD or a Merck subsidiary ends prior to the twenty-four month anniversary of your start date as the result of either (a) a decision by you, regardless of reason or (b) a decision by Merck for reason of Cause (as defined below) (“Repayment Event”). For avoidance of doubt, the cessation of your employment by reason of your death or your inability to work due to a disability is not a Repayment Event. By your signature below, you agree that, upon a Repayment Event, you will tender a check to MSD in the full amount of any and all Installments that had been paid to you.

Restricted Stock Unit (RSU) Grant: You will be recommended to receive a RSU grant valued at approximately $5,000,000 (“Sign-On Grant”). Merck RSU grants are currently scheduled to be made shortly after the release of Company earnings each quarter. The date of

Robert M. Davis
March 17, 2014

your grant will be the quarterly grant date immediately following your start date. Subject to its terms, the Sign-On Grant will vest fully on the third anniversary of the grant date (“Vesting Date”). The terms and conditions of the Sign-On Grant will be governed by a Term Sheet that will be provided to you shortly after the grant is made, except that the “Involuntary Termination” provision of the Term Sheet will be replaced with the following:

“Involuntary Termination. If your employment terminates during the Restricted Period and the Company determines that your employment was involuntarily terminated by the Company, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this Restricted Period. As used in this paragraph an “involuntary termination” includes the cessation of your employment as the result of a decision by the Company, unless that decision is for Cause (as defined in your offer letter) or by reason of Sale, Death, Misconduct, Disability or Change in Control (each as defined in the Term Sheet).”

"Cause" as used in this offer letter means an act or omission by you, which constitutes: a deliberate or reckless disclosure of proprietary or other confidential information relating to Merck and/or its subsidiaries, its personnel, research or business; embezzlement, theft or other misappropriation of the assets of Merck and/or its subsidiaries; deliberate or reckless falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to Merck and/or its subsidiaries and/or its and/or their employees; insubordination (meaning the repeated refusal to carry out work assignments and/or direction); failure to demonstrate a reasonable effort to perform assigned job duties; an illegal act on the property of Merck and/or its subsidiaries or in representing Merck and/or its subsidiaries; or a breach by you of your representations as set forth in this letter.

Benefits

Health and Insurance Benefits Program: You will be eligible to participate in the Health and Insurance Benefits Program applicable to similarly situated MSD employees, which will allow you to choose among various options for medical, dental, vision, employee term life insurance, accidental death and dismemberment insurance, dependent life insurance, long-term disability, health care reimbursement, dependent care reimbursement, and long-term care plans. For most benefits, participation begins on your date of hire. A Merck Benefits New Hire Kit will be mailed within two weeks of your hire date to your home address from Fidelity Investments, our service provider for both the Health and Insurance Program and the MSD Savings Plan. This kit provides important information and instructions for enrolling in your benefits as an MSD employee. You will have 30 days from the date Fidelity mails your benefits information to enroll in the benefits available to you under the Health and Insurance Program. If you do not enroll by that date, you will be automatically enrolled for a minimal level of coverage for yourself only under certain of the available benefit coverages.

Retirement Plan: You will participate in the Retirement Plan for Salaried Employees of MSD. This is a defined benefit pension plan that uses a cash balance formula to calculate your benefit. Your benefit is expressed as a notional account balance that grows with annual pay credits from Merck (from 4.5% to 10.0% of total pay based on age and service) plus interest.

Robert M. Davis
March 17, 2014

Pension Make-Whole: Subject to the conditions set forth below, you will be eligible to receive a cash payment in the amount of $2,000,000, less applicable payroll deductions and withholdings, within 90 days of the termination of your employment at MSD or a Merck subsidiary, provided that the termination of your employment occurs on or after the tenth anniversary of your employment start date with MSD for reasons other than Cause and provided further that you have experienced no breaks in service with MSD or a Merck subsidiary between your start date and the termination of your employment.

Savings Plan: You will be eligible to participate in the Merck U.S. Savings Plan. The savings plan includes before- and after-tax savings options and company matching contributions of $0.75 for every $1.00 you contribute; up to 6% of total pay per pay period (maximum match is 4.5% of total pay, subject to plan limits). If you do not make an active election within 60 days of your hire date, you will be automatically enrolled for Before-Tax Base Pay Contribution of 6% and the Annual Increase Program of 1% (up to a maximum Before-Tax Base Pay Contribution of 10%).

Under the U.S. Retirement Program, the company will provide at least 9.0% and up to 14.5% of your total pay each year (based on age and service) to the Retirement Plan and Savings Plan combined, provided you contribute at least 6% to the Savings Plan.

More information regarding the Retirement Plan and Savings Plan will be available after your Start Date.

Deferral Program: Starting in 2015, you will be eligible to defer (1) a portion of your base salary and/or (2) all or part of your EIP bonus, if any. Eligible employees will receive information about enrollment in the deferral program for 2015 compensation in November 2014. In addition, beginning in 2015, you will be eligible to receive a Company contribution equal to 4.5% of your eligible pay in excess of the applicable IRS limit (currently $260,000 for 2014) as described under the Savings Plan section above.

Financial Planning: You will be eligible to participate, on a voluntary basis, in the executive financial planning program as applicable to similarly situated employees of MSD. Under the program, you will be eligible for reimbursement up to $10,000 per calendar year for certain financial and tax planning services and can use any provider of your choice except PricewaterhouseCoopers, the Company's independent auditor. Reimbursement will be handled directly by the Company to your provider. Amounts paid by the Company on your behalf for services covered under this program are considered taxable income and will result in imputed income which will be reflected on your W-2 and will result in withholdings from a future paycheck. You will be provided more information about this program shortly after your start date.

Vacation and Paid Holiday Policy: Your vacation benefit will be 27 days annually, in accordance with current Merck policy. In addition to your vacation benefit, Merck policy currently provides 9 fixed holidays and 4 Year-End Shutdown days. The number of vacation days for which you are eligible in your first year of employment is dependent upon your date of hire. If you are required to work on a Year-End Shutdown Day, you will be provided an alternate paid day off either to be taken at your discretion (with manager approval) or based on your site-specific holiday or shutdown schedule, if applicable.

Relocation

Robert M. Davis
March 17, 2014

Domestic Relocation: You will be eligible for benefits under Merck’s current Relocation Program. As part of our standard relocation benefits, the Company will reimburse you for certain reasonable expenses associated with your move in accordance to Merck's Relocation Policy. Please contact our relocation administrator, Brookfield Relocation at 1-800-516-2352 to obtain detailed information regarding the relocation policy. A relocation counselor will contact you to explain your specific benefits and answer any questions you may have. In addition to the Standard Relocation Program benefits, you are entitled to the following exceptions:

•	two trips per month for six months between NJ and IL residence, via first class air travel (maximum twelve trips)

•	additional four months of temporary lodging (maximum of six months)

Employment Terms and Conditions

Your employment at MSD and/or Merck will be employment at will. This means that you will not be employed for any specific duration. Rather, MSD and/or Merck and you remain free to end the employment relationship at any time, for any lawful reason, either with or without prior notice.

In addition, your employment will be subject to Merck’s terms and conditions of employment applicable to all employees of Merck.  You will be presented with a copy of these terms and conditions for signature on or about your Start Date.  A courtesy copy of the terms and conditions will be provided for your prior review upon request.

Change in Control Plan

Merck has adopted a “Change in Control” (CIC) Plan. The Merck CIC Plan specifies the types of compensation and benefits-related protections to be provided to participants in the event of a change in control. In accordance with the terms of the current plan, you will be protected from significant adverse changes to most compensation and benefit plans in place at the time of a change in control of Merck for a two-year period after the event.

Right to Amend or Terminate Plans, Programs and Policies

Some of the compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable Merck or MSD plans, programs and policies. Nothing in this letter in any way limits Merck’s or MSD’s right to amend or terminate those plans, programs or policies; however, the promises made to you regarding the provision and amount of base salary, performance year 2014 EIP bonus target, Sign-on Bonus, Sign-on Grant, and financial planning described herein will be honored.

Representations

This offer is made to you based upon your representations that (i) your employment at MSD will not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would restrict your employment at MSD.

By your signature below, you affirm that these representations are true.

Robert M. Davis
March 17, 2014

Contingencies

This offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check and background check results and proof of your eligibility to work in the United States. (A List of Acceptable Documents that establish your eligibility to work in the U.S., which you are required to bring with you on your first day of work, will be forwarded to you upon your acceptance of the offer).

Acceptance

Please call Mirian Graddick-Weir at 908-423-1000 upon receipt of this letter to acknowledge your acceptance of this offer and to begin your “on boarding” process for employment. Renae Morris will be your point of contact throughout the "on boarding" process and will confirm your start date upon successful completion of the above contingencies. Renae can be reached at 908-423-1000.

If you choose to accept our offer, please sign this letter and return via facsimile to Annette DeRose on March 24, 2014.

With your abilities and experience, I know you will contribute to and benefit from the growth of Merck.

Very truly yours,

/s/ Kenneth C. Frazier
Chairman, President, and CEO

I accept the employment offer and its terms contained in this letter.

________________________________        ________________________
Robert M. Davis                Date

cc:    Renae Morris
Meredith Kraus
Dan Mulville
Mirian Graddick-Weir
Relocation USA